FIRST AMENDMENT
                                       TO
            THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                                       OF
                     PLM EQUIPMENT GROWTH & INCOME FUND VII

         THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the "Amendment") is entered into as of May 28, 1993, by and among PLM FINANCIAL SERVICES, INC., a Delaware corporation, as the general partner (the "General Partner"), Denise M. Kirchubel as the initial limited partner (the "Initial Limited Partner"), and the persons signing the Third Amended and Restated Limited Partnership Agreement of PLM Equipment Growth & Income Fund VII dated as of May 10, 1993 (the "Agreement") as Limited Partners who are accepted as such by the General Partner.

         WHEREAS, the General Partner and the Initial Limited Partner desire to amend the Agreement as set forth below prior to the admission of any Limited Partners (other then the Initial Limited Partner) to the Partnership; and

         WHEREAS, Section 2.01(1) of the Agreement grants the General Partner full power to determine the time and amount of distributions to the Partners subject to certain requirements set forth in Section 2.02(q) of the Agreement.

         NOW,  THEREFORE,  in  consideration of the foregoing and other good and
valuable   consideration   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereto hereby agree as follows:

1. Section 3.11 of the Agreement is hereby amended by deleting the second and third sentences in Section 3.11 in their entirety and substituting in their place the following sentence:

                  "The General Partner shall cause the Partnership to make monthly distributions of Cash Available for Distribution to all Limited Partners who have elected to receive monthly distributions and the General Partner shall cause the Partnership to make quarterly distributions of Cash Available for Distribution to all Limited Partners who have not elected to receive monthly distributions."

2. This Amendment together with the Agreement contains the entire understanding and agreement along the parties hereto with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Amendment which are not fully expressed herein or in the Agreement.

3. Capitalized terms used in the Amendment shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

         IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

                                           GENERAL PARTNER:

                                           PLM FINANCIAL SERVICES, INC.,
                                           A Delaware Corporation

                                           By:     /s/ Allen V. Hirsch
                                                  ---------------------
                                                  Allen V. Hirsch
                                                  President

                                          INITIAL LIMITED PARTNER:

                                          /s/  Denise M. Kirchubel
                                          -------------------------
                                              DENISE M. KIRCHUBEL